Exhibit 3.2

FORM OF MANAGEMENT BOARD RULES

CENTOGENE N.V.

INTRODUCTION

Article 1

1.1                               These rules govern the organisation, decision-making and other internal matters of the Management Board. In performing their duties, the Managing Directors shall comply with these rules.

1.2                               These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1                              In these rules the following definitions shall apply:

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The Company’s audit committee.

Board Meeting	A meeting of the Management Board.

CEO	The Company’s chief executive officer.

CFO	The Company’s chief financial officer.

Company	Centogene N.V.

Conflict of Interest	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Diversity Policy	The Company’s diversity policy.

External Auditor

The external auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged or to be engaged to examine the Company’s annual accounts and management report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulation (including applicable NASDAQ and/or SEC requirements), as the context may require.

Family Member	A Managing Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	The Company’s general meeting.

Internal Controls	The Company’s internal risk management and control systems, including its disclosure controls and procedures and internal control over financial reporting.

Management Board	The Company’s management board.

Managing Director	A member of the Management Board.

NASDAQ	The NASDAQ Stock Market.

SEC	The U.S. Securities and Exchange Commission.

Simple Majority	More than half of the votes cast.

Supervisory Board	The Company’s supervisory board.

Website	The Company’s website.

2.2                              References to statutory provisions are to those provisions as they are in force from time to time.

2.3                              Terms that are defined in the singular have a corresponding meaning in the plural.

2.4                              Words denoting a gender include each other gender.

2.5                              Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1                               The Management Board consists of at least four Managing Directors.

3.2                              The composition of the Management Board shall be determined taking into consideration the principles laid down in the Diversity Policy.

3.3                              The Managing Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.4                              A person may be appointed as Managing Director for a term of up to four years, without limitation on the number of consecutive terms which a Managing Director may serve.

3.5                              The Supervisory Board shall elect a Managing Director to be the CEO. The Supervisory Board may dismiss the CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

3.6                              The Management Board shall elect a Managing Director to be the CFO. The Management Board may dismiss the CFO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CFO.

3.7                              The CEO may award other titles to executive officers as appropriate.

3.8                              A Managing Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Managing Director is considered necessary by the Supervisory Board.

3.9                              The acceptance by a Managing Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Supervisory Board. A Managing Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article 4

4.1                              The Management Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.

4.2                              The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

4.3                              The CFO shall regularly report to the CEO and discuss the performance of his tasks and duties with the CEO, in each case subject to supervision by the Supervisory Board.

4.4                              All Managing Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with the Company’s works council or other employee participation body, if any, and the responsibilities of a Managing Director under applicable law.

4.5                              The Management Board shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Management Board and the Supervisory Board in a timely fashion.

4.6                              At least annually, the Management Board shall evaluate its own functioning and the functioning of the individual Managing Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Managing Directors require further training or education. During such evaluation, Managing Directors should be able to express their views confidentially.

DECISION-MAKING

Article 5

5.1                              The Management Board shall meet as often as any Managing Director deems necessary or appropriate.

5.2                              A Board Meeting may be convened by, or at the request of, any Managing Director by means of a written notice sent to all Managing Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio-communication facilities.

5.3                              All Managing Directors shall be given reasonable notice of at least five days prior to Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

5.4                              If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Managing Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

5.5                              All Board Meetings shall be chaired by the CEO or, in his absence, by another Managing Director designated by the Managing Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Managing Director.

5.6                              Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Managing Director.

5.7                              Without prejudice to Article 5.10, each Managing Director may cast one vote in the decision-making of the Management Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

5.8                              A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

5.9                              Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

5.10                       Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that the CEO cannot cast more votes than the other Managing Directors together. Otherwise, the relevant resolution shall not have been passed.

5.11                       Resolutions of the Management Board may, instead of at a Board Meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process in respect of the resolution(s) concerned. Articles 5.7 through 5.10 apply mutatis mutandis.

5.12                       The Management Board may require that officers and external advisers attend Board Meetings. In particular, the Management Board shall request the External Auditor to attend the Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

LONG-TERM VALUE CREATION AND CORPORATE CULTURE

Article 6

6.1                              The Management Board shall develop views on long-term value creation by the Company and its business. The Management Board shall formulate a strategy consistent with those views in consultation with the Supervisory Board.

6.2                              When formulating the Company’s strategy, the following elements shall be considered:

a.                                     implementation and feasibility;

b.                                     the business model applied by the Company and the markets where the Company operates;

c.                                      opportunities and risks for the Company;

d.                                     the Company’s operational and financial goals and their impact on its future position in the markets where the Company operates;

e.                                      the interests of the Company’s stakeholders; and

f.                                       other aspects relevant to the Company and its business, such as the environment, social and employee-related matters, the supply chain within which the Company operates, respect for human rights and combatting corruption and bribery.

6.3                              The Management Board is responsible for stimulating openness and accountability among the Management Board and between the different corporate bodies of the Company.

6.4                              The Management Board shall adopt values for the Company and its business which contribute to a corporate culture focused on long-term value creation. The Management Board shall ensure that the Company’s corporate values are embedded in the Company’s organisation (e.g., by including them in the Company’s internal policies) and that those values (and internal policies setting out those values) are reviewed regularly. When adopting the Company’s corporate values, the Management Board shall consider the following matters:

a.                                     the Company’s strategy and the business model;

b.                                     the environment in which the Company operates; and

c.                                      the existing culture within the Company and its business and whether it is necessary or advisable to make changes to such existing culture.

6.5                              The Management Board shall encourage behaviour which is consistent with the Company’s corporate values, and it shall propagate such values through leading by example.

6.6                              The Management Board shall monitor the effectiveness and compliance with the Company’s internal policies, including its code of business conduct and ethics, and it shall inform the Supervisory Board of its findings and observations relating thereto.

RISK MANAGEMENT AND INTERNAL CONTROLS

Article 7

7.1                              The Management Board shall:

a.                                     identify and analyse the risks associated with the Company’s strategy and its activities;

b.                                     establish the Company’s risk appetite; and

c.                                      ensure that measures are put in place in order to counter or manage the risks being taken by the Company.

7.2                              Based on their risk assessment, the Management Board shall design, implement and maintain adequate Internal Controls.

7.3                              The Management Board shall monitor, and continuously improve, the operation of the Internal Controls. At least annually, the Management Board shall carry out a systematic assessment of the design and effectiveness of the Internal Controls, considering in any event:

a.                                     the material control measures relating to strategic, operational, compliance and reporting risks;

b.                                     identified material weaknesses or significant deficiencies in the Internal Controls;

c.                                      reports of misconduct and irregularities within the Company’s organisation, including reports from whistle-blowers; and

d.                                     lessons learned and other findings from the External Auditor.

7.4                              The Management Board shall review and discuss the effectiveness of the design and operation of the Internal Controls with the Audit Committee, and discuss such review with the Supervisory Directors. This review shall include:

a.                                     identified material weaknesses or significant deficiencies in the Internal Controls; and

b.                                     material changes made to, and material improvements or remediation measures planned for, the Internal Controls.

7.5                              The Management Board shall inform the Supervisory Board without delay of any signs of actual or suspected material misconduct or irregularities within the Company and its business.

7.6                              The Management Board shall ensure that the Audit Committee shall have:

a.                                     sufficient resources to prepare and execute the Company’s internal audit plan;

b.                                     access to information that is important for the performance of the tasks and duties allocated to the Audit Committee, including with regard to its consideration of the adequacy of the Internal Controls; and

c.                                      direct access to the External Auditor.

EXTERNAL AUDITOR

Article 8

8.1                              The Management Board shall ensure that the External Auditor shall receive all information that is necessary for the performance of its tasks in a timely fashion and that the External Auditor shall have the opportunity to respond to such information.

8.2                              The Management Board shall review and discuss the Company’s audit plan with the External Auditor.

8.3                              The Management Board shall allow the Supervisory Board to examine material disagreements between the External Auditor and the Management Board, if any, based on the External Auditor’s draft management letter or its draft audit report.

CONFLICTS OF INTEREST

Article 9

9.1                              A Managing Director shall promptly report any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or such Managing Director to the chairman of the Supervisory Board and to the other Managing Directors, providing all relevant information relating to such Conflict of Interest, including the involvement of any Family Member in the transaction concerned.

9.2                              The determination whether a Managing Director has a Conflict of Interest shall primarily be the responsibility of that Managing Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Managing Director concerned being present.

9.3                              A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a Conflict of Interest. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

9.4                              Transactions in respect of which a Managing Director has a Conflict of Interest shall be agreed on arms’ length terms. Any such transactions where the Conflict of Interest is of material significance to the Company and/or to the Managing Director concerned shall be subject to the approval of the Supervisory Board.

9.5                              In order to avoid potential Conflicts of Interest, or the appearance thereof, Managing Directors shall not:

a.                                     enter into competition with the Company;

b.                                     demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.                                      provide unjustified advantages to third parties to the detriment of the Company;

d.                                     take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

9.6                              The Company shall not grant its Managing Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article 10

The Managing Directors shall be subject to the Company’s insider trading policy. In addition, each Managing Director shall practice great reticence:

a.                                     when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Managing Director violating applicable insider trading and/or market manipulation prohibitions; and

b.                                     when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

AMENDMENTS AND DEVIATIONS

Article 11

Pursuant to a resolution to that effect, the Management Board may, with the approval of the Supervisory Board, amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with NASDAQ requirements, SEC rules and applicable law generally.

GOVERNING LAW AND JURISDICTION

Article 12

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.